Exhibit 99.1

ScanSource Reports Third Quarter Results

FOR IMMEDIATE RELEASE

Contact:	Richard P. Cleys VP and CFO ScanSource, Inc. (864) 286-4358

SCANSOURCE REPORTS THIRD QUARTER RESULTS

Strong earnings on 24% sales growth

GREENVILLE, SC — April 28, 2011—ScanSource, Inc. (NASDAQ:SCSC), the leading international distributor of AIDC (automatic identification and data capture), point of sale, communications, and physical security products for the reseller market, today announced complete financial results for its third quarter ended March 31, 2011.

Quarter ended March 31, 2011:

Net sales	$613 million
Net income	$16.5 million
Diluted EPS	$0.60 per share

“The ScanSource team delivered excellent bottom line results despite lower than expected revenues,” said Mike Baur, CEO, ScanSource, Inc. “All of our geographies experienced stronger demand compared to last year, although we closed fewer large deals. A favorable combination of customer mix and product mix led to higher gross margins and very good earnings per share.”

For the quarter ended March 31, 2011, net sales increased 24% to $613.5 million compared to $496.1 million for the quarter ended March 31, 2010. Operating income increased by 34% to $25.5 million from $19.0 million in the comparable prior year quarter. Net income increased 38% to $16.5 million for the quarter ended March 31, 2011 versus $12.0 million for the quarter ended March 31, 2010. The effective tax rate for the quarter decreased to 34% in the current quarter from 36.5% in the prior year quarter. Diluted earnings per share increased 33% to $0.60 in the current quarter compared to $0.45 in the prior year quarter.

ScanSource Reports Third Quarter Results

Forecast for Next Quarter

The Company announced its revenue forecast for the fourth quarter of fiscal 2011. ScanSource expects that net revenues for the quarter ending June 2011 could range from $700 million to $720 million. This forecast includes two and a half months of revenues from the Company’s new Brazilian subsidiary, CDC Brasil, S.A., which was acquired on April 15, 2011. Previously, the Company had disclosed the trailing 12 months revenues of CDC Brasil, S.A. as of December 31, 2010 of R$246 million (approximately $140.4 million).

Safe Harbor Statement

This press release contains comments that are “forward looking” statements that involve risks and uncertainties; these statements are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Any number of important factors could cause actual results to differ materially from anticipated or forecasted results, including, but not limited to, factors affecting our expanded operations in emerging markets, such as Brazil, that expose us to greater political and economic volatility than our operations in established markets, the results of purchase accounting, macroeconomic circumstances that could impact our business, such as currency fluctuations, continued adverse capital and credit market conditions and a continued economic downturn. For more information concerning factors that could cause actual results to differ from anticipated or forecasted results, see the Company’s annual report on Form 10-K for the year ended June 30, 2010 filed with the Securities and Exchange Commission.

ScanSource Reports Third Quarter Results

About ScanSource, Inc.

ScanSource, Inc. (NASDAQ:SCSC) is the leading international distributor of specialty technology products, consisting of seven sales units in North America, Latin America and Europe. ScanSource POS and Barcoding in North America, Latin America and Europe delivers AIDC and POS solutions; Catalyst Telecom in the U.S. and ScanSource Communications in North America and Europe, provide voice, video and converged communications equipment; and ScanSource Security in North America offers physical security solutions. Founded in 1992, the company ranks #881 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansourceinc.com.

ScanSource Reports Third Quarter Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	March 31, 2011	June 30, 2010 *
Assets
Current assets:
Cash and cash equivalents	$31,181	$34,605
Accounts receivable, less allowance of	383,634	357,749
$21,613 at March 31, 2011
$21,907 at June 30, 2010
Inventories	401,237	346,610
Prepaid expenses and other assets	28,801	16,762
Deferred income taxes	12,148	12,066

Total current assets	857,001	767,792

Property and equipment, net	31,320	23,528
Goodwill	34,467	33,785
Other assets, including identifiable intangible assets	42,667	34,645

Total assets	$965,455	$859,750

Liabilities and Shareholders’ Equity

Current liabilities:
Current portion of long-term debt	$—	$—
Short-term borrowings	1,999	—
Accounts payable	291,298	287,864
Accrued expenses and other liabilities	49,237	35,027
Income taxes payable	7,290	7,948

Total current liabilities	349,824	330,839

Long-term debt	30,429	30,429
Borrowings under revolving credit facility	2,115	—
Other long-term liabilities	21,015	11,631

Total liabilities	403,383	372,899

Shareholders’ equity:
Common stock	119,999	111,951
Retained earnings	440,496	386,634
Accumulated other comprehensive loss	1,577	(11,734)

Total shareholders’ equity	562,072	486,851

Total liabilities and shareholders’ equity	$965,455	$859,750

* Derived from audited financial statements at June 30, 2010.

ScanSource Reports Third Quarter Results

ScanSource, Inc. and Subsidiaries

Condensed Consolidated Income Statements (Unaudited)

(in thousands, except per share information)

	Quarter ended March 31,		Nine months ended March 31,
	2011	2010	2011	2010
Net sales	$613,466	$496,102	$1,931,641	$1,532,637
Cost of goods sold	547,637	441,711	1,731,704	1,370,532

Gross profit	65,829	54,391	199,937	162,105

Operating expenses:
Selling, general and administrative expenses	40,349	35,414	116,071	107,312

Operating income	25,480	18,977	83,866	54,793

Other expense (income):
Interest expense	429	377	1,182	1,107
Interest income	(313)	(474)	(918)	(1,159)
Other, net	300	156	492	99

Income before income taxes	25,064	18,918	83,110	54,746
Provision for income taxes	8,530	6,904	29,248	19,982

Net income	$16,534	$12,014	$53,862	$34,764

Per share data:
Net income per common share, basic	$0.61	$0.45	$2.01	$1.31

Weighted-average shares outstanding, basic	26,938	26,608	26,811	26,583

Net income per common share, diluted	$0.60	$0.45	$1.98	$1.30

Weighted-average shares outstanding, diluted	27,413	26,884	27,182	26,844